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                     April 18, 2023

       Leonard Greenstein
       Chief Financial Officer
       Tarsus Pharmaceuticals, Inc.
       15440 Laguna Canyon Road
       Suite 160
       Irvine, California 92618

                                                        Re: Tarsus
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 17,
2023
                                                            File No. 001-39614

       Dear Leonard Greenstein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences